10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
Diversified Bond Fund
Security
Universal Health Services
Advisor
EIMCO
Transaction
 Date
6/28/2006
Cost
3,000
Offering Purchase
1.20%
Broker
Banc of America Securities LLC
Underwriting
Syndicate
Members
ABN Amro
Bank of Tokyo Mitsubishi Limited
Calyon New York
PNC Bank
Wachovia Securities Inc